Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of PropertyGuru Group Limited of our report dated April 14, 2022 relating to the financial statements of PropertyGuru Pte. Ltd., which appears in PropertyGuru Group Limited’s Annual Report on Form 20-F for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

Singapore

May 27, 2022